Exhibit 5.2

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

Beethovenstraat 400
1082 PR Amsterdam
T +31 20 71 71 000	Amsterdam, 19 May 2025

Pfizer Netherlands International Finance B.V
Rivium Westlaan 142
2909 LD Capelle aan den IJssel
The Netherlands

Ladies and Gentlemen:

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

We have acted as special legal counsel as to Dutch law to the Dutch Company in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission.

This opinion letter is rendered to you at your request and it may only be relied upon in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission. It does not purport to address all matters of Dutch law that may be of relevance with respect thereto. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Opinion Documents or any other document reviewed by us in connection with this opinion letter, except as expressly confirmed in this opinion letter.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus Supplement. The previous sentence is no admittance that we are in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the U.S. Securities Act of 1933, as amended, or any rules or regulations of the U.S. Securities and Exchange Commission promulgated under it.

Amsterdam

Brussels

London Luxemburg New York Rotterdam	This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

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In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon pdf copies of the Opinion Documents and the Corporate Documents and we have assumed that the Opinion Documents have been entered into or filed, as the case may be, for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on tax law, regulatory law, Dutch or European competition law, data protection law or securitization law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Reviewed Documents, the Registration Statement or the Corporate Documents subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.   drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

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b.  if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, it is either a qualified electronic signature within the meaning of the eIDAS Regulation, or the method used for signing is otherwise sufficiently reliable;

c. the Registration Statement has been declared effective by the SEC in the form reviewed by us;

d.  (i) no internal regulations (reglementen) have been adopted by any corporate body of the Dutch Company which would affect the validity of the resolutions recorded in the Resolutions and (ii) the Articles of Association are the Dutch Company’s articles of association currently in force. The Extract supports item (ii) of this assumption;

e.   the Dutch Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), been granted a suspension of payments (surseance van betaling verleend), or started or become subject to statutory proceedings for the restructuring of its debts (akkoordprocedure) or (vi) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extract and our inquiries of 16 May 2025 with the Insolvency Registers support the items (i) through (v) (except for any statutory proceedings for the restructuring of debts (akkoordprocedure) that have not, or not yet, been filed in the Insolvency Registers) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

f.   the resolutions recorded in the Resolutions are (and were at all relevant times) in full force and effect, and the factual statements made and the confirmations given in the Resolutions are (and were at all relevant times) complete and correct; and

g.  the issuance of the Notes, to the extent made in the Netherlands, has been, is and will be made in conformity with the Prospectus Supplement, the Prospectus Regulation, the PRIIPS-Regulation and the rules promulgated thereunder.

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Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Incorporation and Corporate Status

1. The Dutch Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid.

Corporate Power

2.  The Dutch Company has the corporate power to enter into the Opinion Documents, to offer and issue the Notes, and to perform its obligations thereunder. The Dutch Company does not violate any provision of its Articles of Association by entering into the Opinion Documents or performing its obligations thereunder.

Corporate Action

3. The Dutch Company has taken all corporate action required by its Articles of Association and Dutch law in connection with entering into the Opinion Documents and the offer and issue of the Notes.

Valid Signing

4. The Opinion Documents have been validly signed on behalf of the Dutch Company.

The opinions expressed above are subject to the following qualifications:

A. As Dutch lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Opinion Documents under the applicable law and the obligations of the parties to the Opinion Documents and we have made no investigation of that meaning and purport. Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of these documents as they appear to us on their face.

B. The opinion expressed in paragraph 1 (Incorporation and Corporate Status) of this opinion letter must not be read to imply that the Dutch Company cannot be dissolved (ontbonden). A company such as the Dutch Company may be dissolved, inter alia by the competent court at the request of the company’s management board, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

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C. The Extract does not constitute conclusive evidence of the facts reflected therein.

D. Pursuant to Article 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

E. The opinions expressed in this opinion letter may be limited or affected by:

a. rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.  the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c. claims based on tort (onrechtmatige daad);

d.  sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e. the Anti-Boycott Regulation and related legislation; and

f. any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities.

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Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

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EXHIBIT A
LIST OF DEFINITIONS

“Anti-Boycott Regulation”	Regulation (EC) No 2271/96 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

“Commercial Register”	the Commercial Register held by the Dutch Chamber of Commerce (handelsregister gehouden door de Kamer van Koophandel)

“Corporate Documents”	the documents listed in Exhibit C

“Articles of Association”	the articles of association contained in the Deed of Incorporation

“DCC”	the Dutch Civil Code (Burgerlijk Wetboek)

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Dutch Company, dated 17 February 2025

“Dutch Bankruptcy Code”	the Dutch Bankruptcy Code (Faillissementswet)

“Dutch Company”	Pfizer Netherlands International Finance B.V.

“Exhibit”	an exhibit to this opinion letter

“Extract”	a pdf copy of an extract from the Commercial Register, received by us by email and dated 16 May 2025 with respect to the Dutch Company

“Global Notes”

Each of:

(a) the global note representing the 2029 Notes:

(b) the global note representing the 2032 Notes;

(c) the global note representing the 2037 Notes; and

(d) the global note representing the 2045 Notes

“Indenture”	the indenture relating to the Notes, filed as an exhibit to the Registration Statement, made between the Dutch Company, Pfizer Inc. and the Trustee

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“Insolvency Proceedings”	any insolvency proceedings within the meaning of Regulation (EU) 2015/848 on insolvency proceedings (recast), listed in Annex A thereto and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Dutch Bankruptcy Code

“Insolvency Registers”	the online central insolvency register (Centraal Insolventie Register), the online EU Insolvency Register (Centraal Insolventie Register—EU Registraties) and the online Register of Decisions in a WHOA Procedure (Register uitspraken in een WHOA-procedure) held by the Council for the Administration of Justice (Raad voor de Rechtspraak)

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	the European territory of the Kingdom of the Netherlands and “Dutch” is in or from the Netherlands

“Notes”

Each of:

(a) the EUR 750,000,000 2.875% senior notes due 2029;

(b) the EUR 1,000,000,000 3.250% senior notes due 2032;

(c) the EUR 750,000,000 3.875% senior notes due 2037; and

(d) the EUR 800,000,000 4.250% senior notes due 2045

issued by the Dutch Company;

“Opinion Documents”	the documents listed in Exhibit B

“PRIIPS”	Regulation (EU) No 1286/2014 of the European Parliament and of the Council of 26 November 2014 on key information documents for packaged retail and insurance based investment products (PRIIPs)

“Prospectus Regulation”	Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC

“Prospectus Supplement”	the prospectus supplement forming part of the Registration Statement

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“Registration Statement”	the Post-Effective Amendment No.1 to Form S-3 Registration Statement between inter alia the Dutch Company as filed under the Securities Act of 1933 of the United States, dated 13 May 2025

“Reviewed Documents”	each of the Global Notes, the Registration Statement and the Indenture

“Resolutions”	in relation to the Dutch Company, the document or documents containing the resolutions of its management board (bestuur), dated 28 February 2025 and 6 May 2025, its general meeting (algemene vergadering), dated 28 February 2025 and of its pricing committee, dated 14 May 2025

“SEC”	the United States Securities and Exchange Commission

“Trustee”	the Bank of New York Mellon

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EXHIBIT B
LIST OF OPINION DOCUMENTS

1. the Indenture;

2. the Global Notes; and

3. the Registration Statement.

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EXHIBIT C
LIST OF CORPORATE DOCUMENTS

1. the Deed of Incorporation;

2. the Extract; and

3. the Resolutions.